T. ROWE PRICE GROUP ADDS MARY K. BUSH AS INDEPENDENT DIRECTOR

BALTIMORE (September 24, 2012) – T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its board of directors has elected the Honorable Mary K. Bush an independent director of the company. The appointment is effective October 22, 2012, the date of the organization’s next board meeting.

Ms. Bush has served as the president of Bush International, LLC, which advises U.S. corporations and foreign governments on international capital markets, strategic business, and economic matters, since 1991. She is also a senior managing director of Brock Capital Group, a corporate advisory and consulting firm. Previously, Ms. Bush has served as head of the Federal Home Loan Bank System, head of international finance at Fannie Mae, and the U.S. government’s representative on the International Monetary Fund Board.

Ms. Bush serves on the boards of directors of Discover Financial Services, ManTech International Corporation, and Marriott International, Inc. She also recently stepped off the board of directors of the Pioneer Family of Mutual Funds.
Mary K. Bush

“Mary has extensive financial sector expertise and knows our industry well,” said Brian C. Rogers, chairman of T. Rowe Price Group. “We welcome her perspective and counsel and look forward to benefiting from her wealth of knowledge and breadth of experience.”

Ms. Bush holds a Master of Business Administration degree in finance from the University of Chicago and a Bachelor of Arts degree in economics and political science from Fisk University.

Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com) is a global investment management organization with $541.7 billion in assets under management as of June 30, 2012. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries.  The company also offers sophisticated investment planning and guidance tools.  T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

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